UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/26/2006

Federal Home Loan Bank of Indianapolis
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51404

Federally Chartered Corporation	35-6001443
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8250 Woodfield Crossing Boulevard
Indianapolis, IN 46240
(Address of principal executive offices, including zip code)

(317) 465-0200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 21, 2006, the Board of Directors of the Federal Home Loan Bank of Indianapolis (the "Bank") appointed Paul J. Weaver, to serve as Senior Vice President - Acting Chief Accounting Officer, and Cindy L. Konich, to serve as First Vice President - Acting Chief Capital Markets Officer, effective December 30, 2006. These interim appointments were necessitated by the retirement, announced earlier this month, of Milton J. Miller II, Senior Vice President and Chief Financial Officer.

In addition, on December 21, 2006, the Board of Directors of the Bank appointed Douglas J. Iverson to serve as Senior Vice President - Acting Chief Operating Officer, effective December 30, 2006. This interim appointment was necessitated by the retirement, announced in November 2006, of Vincent A. Cera, Senior Vice President - Information Systems and Operations.

Paul J. Weaver has served as Senior Vice President - Controller since January 2000. Cindy L. Konich has served as Vice President - Treasurer since December 1995, and in December 2005, she was promoted to First Vice President - Treasurer. They both commenced their careers at the Bank in May 1984.

In January 2005, Douglas J. Iverson commenced his career at the Bank as the Mortgage Purchase Manager. In May 2005, he was promoted to Senior Vice President - Mortgage Purchase Program. Prior to his employment with the Bank, Mr. Iverson served as Executive Vice President, Retail/Mortgage for Fifth Third Bank, which is headquartered in Cincinnati, Ohio, from 2000 to 2005. He served as Chief Executive Officer of AmeriBank in Holland, Michigan, from 1995 to 2000.

Mr. Weaver, Ms. Konich and Mr. Iverson will serve in these interim positions until the Board of Directors completes its search for a new Chief Executive Officer and that person will be responsible for naming permanent replacements.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Indianapolis

Date: December 26, 2006	By:	/s/ MARTIN L. HEGER
Martin L. Heger
President and Chief Executive Officer

Federal Home Loan Bank of Indianapolis

Date: December 26, 2006	By:	/s/ JONATHAN R. WEST
Jonathan R. West
Senior Vice President - General Counsel and Secretary